Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Ed Tagliaferri: 212 981 5182 / edmund_tagliaferri@dkcnews.com

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REIT, SPONSORED BY THE LIGHTSTONE GROUP, CLOSES ON $45 MILLION REVOLVING CREDIT FACILITY WITH GE CAPITAL FRANCHISE FINANCE

New York, NY, (April 29, 2013) – Lightstone Value Plus REIT, Inc. (“LVPR”), sponsored by The Lightstone Group (“Lightstone”), a prominent, privately held real estate company, founded by David Lichtenstein, announced that they have entered into a $45 million revolving credit facility (“Facility”) with GE Capital Franchise Finance. The Facility provides a line of credit over the next three years, with two, one-year options to extend.

“We are pleased with the completion of this GE credit facility, which will be used to support our value-add investment approach, both in New York and throughout the country,” said David Lichtenstein, Chairman and CEO of The Lightstone Group. “This transaction shows the confidence GE Capital Franchise Finance has in Lightstone and our ability to successfully acquire and develop assets across the nation.”

The Facility provides LVPR with greater flexibility when seeking financing arrangements for its real estate activities.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States. Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling over 8 million square feet. Lightstone is one of the most active residential developers in New York City with more than 1,600 rental units currently under development in Manhattan, Brooklyn and Queens.

For more information, visit www.lightstonegroup.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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